Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Reports Fourth Quarter and 2011 Results

JERSEY CITY, New Jersey, February 9, 2012 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the fourth quarter and 2011.

Summary
●
For the fourth quarter, sales decreased 18.0% to $68.6 million compared to $83.7 million for the fourth quarter of 2010.  For 2011, sales decreased 2.5% to $295.1 million compared to $302.5 million for 2010.

●
The fourth quarter GAAP net earnings were $82,000, or $0.00 per diluted Class A share and $0.01 per diluted Class B share.  Excluding a restructuring charge and a gain on disposal of property, non-GAAP net earnings for the fourth quarter of 2011 were $256,000, or $0.01 per diluted Class A share and $0.02 per diluted Class B share.

●
Full year net earnings were $3.8 million, or $0.28 per diluted Class A share and $0.33 per diluted Class B share.  Excluding litigation charges and other charges detailed below, non-GAAP net earnings for 2011 were $7.1 million, or $0.56 per diluted Class A share and $0.61 per diluted Class B share.

●	Cash and investments were $94.0 million as of December 31, 2011, an increase of $8.4 million since December 31, 2010.
●	A new program designed to streamline operations is expected to save $4.4 million annually once fully implemented.

CEO comments
Daniel Bernstein, Bel's President and CEO, said, "Bel earned a non-GAAP operating profit of $1.3 million for the fourth quarter and more than $11 million for 2011, excluding certain charges detailed in the table reconciling GAAP to non-GAAP financial measures attached to this release.  This compares with a non-GAAP operating profit of $8.2 million for the fourth quarter of 2010 and $25.1 million for 2010, adjusted for certain charges as detailed in the same reconciliation table.  Our cash position increased in a challenging global environment for our business.  A 48% increase in sales in our modules group and a 6% increase in interconnect product sales for 2011 compared to 2010 were not enough to offset a 32% decrease in magnetics sales, where competition has had a substantial impact on sales of our MagJack products.
"During the fourth quarter of 2011, Bel incurred $0.3 million of restructuring costs related to the realignment of our Cinch UK operations.  This realignment is expected to generate annualized savings of approximately $0.5 million.
"Over the next three quarters, we plan to implement additional streamlining steps to enable Bel to take advantage of a variety of operational efficiencies.  We currently anticipate that the pre-tax costs associated with these steps will be approximately $5.4 million, however these estimated costs are primarily dependent upon certain assumptions and the actual cost may change once the plan is completed.  We anticipate that these steps will result in annual savings of approximately $4.4 million.
"In addition to streamlining our operations, we have begun to focus our product development efforts on non-commodity products.  This major effort will be in the Modular product line in both Power and Value Added products and Mil-AeroSpace products found in our InterConnect product line.  Our acquisition strategy is focused on companies that produce such products because we believe they provide the greatest opportunity for Bel's long-term growth and profitability."

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Bel Reports Fourth Quarter and 2011 Results
February 9, 2012
Page Two

Fourth Quarter Results
For the three months ended December 31, 2011, net sales decreased to $68,642,000 compared to $83,697,000 for the fourth quarter of 2010.
Cost of sales increased to 85.1% of sales for the fourth quarter of 2011, compared to 78.5% of sales for the fourth quarter of 2010, primarily due to a shift in the product mix to sales of a higher proportion of modules products, which have higher materials content which will result in lower profit margins than Bel's other product lines.
Bel's effective tax rate was 92.9% for the fourth quarter of 2011 and exceeded 100% for the same quarter in 2010, reflecting losses with minimal tax benefit in Asia, where tax rates are lower, combined with profits in the U.S. and Europe.
Net earnings for the fourth quarter of 2011 were $82,000, which included restructuring charges of $314,000 ($234,000 after tax) and a gain on disposal of property, plant and equipment of $97,000 ($60,000 after tax).  This compares to a net loss for the fourth quarter of 2010 of $1,022,000, which included litigation charges associated with the SynQor legal case of $8,103,000 ($8,042,000 after tax), a net benefit from the expiration of tax statutes of limitations of $155,000, and other minor amounts.
Excluding restructuring charges and the above-mentioned gain on disposal of property, plant and equipment, non-GAAP net earnings for the fourth quarter of 2011 were $256,000.  This compares to non-GAAP net earnings for the fourth quarter of 2010 of $6,873,000, excluding litigation charges, the net benefit described above and certain minor amounts.  A reconciliation of non-GAAP to GAAP financial measures is provided in the table attached to this press release.
Net earnings per Class A common share for the fourth quarter of 2011 were $0.00, compared to a net loss per Class A common share of $0.09 for the fourth quarter of 2010.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class A common share were $0.01 for the fourth quarter of 2011, compared to $0.56 for the fourth quarter of 2010.
Net earnings per Class B common share were $0.01 for the fourth quarter of 2011, compared to a net loss per Class B common share of $0.09 for the fourth quarter of 2010.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.02 for the fourth quarter of 2011, compared to $0.59 for the fourth quarter of 2010.
Income from operations was $1,084,000 for the fourth quarter of 2011, as compared to $115,000 for the same period in 2010.  Excluding restructuring charges and a gain on disposal of property, plant and equipment, non-GAAP income from operations for the fourth quarter of 2011 was $1,301,000.  For the fourth quarter of 2010, adjusted to exclude litigation charges, severance and plant closure costs and other minor amounts, non-GAAP income from operations was $8,208,000.

Balance Sheet Data
As of December 31, 2011, Bel reported working capital of $165,264,000, including cash, cash equivalents, and marketable securities of $93,972,000, a current ratio of 4.8 to 1, total long-term obligations of $13,406,000, and stockholders' equity of $221,080,000.  In comparison, as of December 31, 2010, Bel reported working capital of $157,296,000, including cash, cash equivalents, and marketable securities of $85,535,000, a current ratio of 4.4 to 1, total long-term obligations of $10,571,000, and stockholders' equity of $220,333,000.

Twelve Month Results
For the twelve months ended December 31, 2011, net sales decreased to $295,121,000 compared to $302,539,000 for 2010. Net earnings were $3,764,000, compared to net earnings of $13,649,000 for 2010.  Results for 2011 include a full year of operations for Cinch Connectors, which was acquired on January 29, 2010.  Cinch's January 2011 revenue was $5.5 million.
Net earnings per diluted Class A common share for 2011 were $0.28, compared to $1.10 for 2010.  Adjusted to exclude various amounts, detailed in the reconciliation table set forth below, non-GAAP net earnings per diluted Class A common share were $0.56 for 2011, compared to $1.80 for 2010.

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Bel Reports Fourth Quarter and 2011 Results
February 9, 2012
Page Three

Net earnings per diluted Class B common share were $0.33 for 2011, compared to $1.18 for 2010.  Adjusted to exclude various amounts detailed in the reconciliation table set forth below, non-GAAP net earnings per diluted Class B common share were $0.61 for 2011, compared to $1.92 for 2010.

SynQor Legal Case
On July 11, 2011, the Court awarded supplemental damages of $2.5 million against Bel in the previously disclosed SynQor litigation.  Of this amount, $1.9 million is covered through an indemnification agreement with one of Bel's customers and the remaining $0.6 million was recorded during the second quarter as an expense by the Company.  During the third quarter of 2011, Bel recorded costs and interest associated with this lawsuit of $0.2 million.  Bel is in the process of appealing the verdict and judgment, and was advised that the full amount of the damage award plus costs and interest must be posted as a supersedeas bond upon filing of the notice of appeal.  In October, Bel posted a total of $13.0 million in the form of a supersedeas bond to the Court in the Eastern District of Texas while the case is on appeal to the United States Court of Appeals.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EST today.  To participate in the call, dial (720) 545-0088, conference ID #47678348.  A simultaneous webcast is available from the Events and Presentations link on the Investor Info tab at www.BelFuse.com.  The webcast will be available for replay for a period of 20 days at this same Internet address.  For a telephone replay, dial (404) 537-3406, conference ID #47678348 after 2:00 p.m. EST.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements  regarding the effects and costs of, and the anticipated savings resulting from, Bel's streamlining activities,  the time required to implement such streamlining activities and anticipated changes in product offerings) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(tables attached)
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BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)			(audited)

Net sales	$68,642	$83,697	$295,121	$302,539

Costs and expenses:
Cost of sales	58,384	65,661	244,749	239,185
Selling, general and administrative	8,957	9,801	39,284	40,443
Litigation charge	--	8,103	3,471	8,103
Restructuring charge	314	--	314	--
(Gain) loss on disposal of property, plant and equipment	(97)	17	(93)	(352)

Total costs and expenses	67,558	83,582	287,725	287,379

Income from operations	1,084	115	7,396	15,160

Gain on sale of investments	--	--	119	--

Interest income and other, net	76	95	357	420

Earnings before provision for income taxes	1,160	210	7,872	15,580

Provision for income taxes	1,078	1,232	4,108	1,931

Net earnings (loss)	$82	$(1,022)	$3,764	$13,649

Earnings (loss) per Class A common share
basic and diluted	$0.00	$(0.09)	$0.28	$1.10

Weighted average Class A common shares outstanding
basic and diluted	2,175	2,175	2,175	2,175

Earnings (loss) per Class B common share
basic and diluted	$0.01	$(0.09)	$0.33	$1.18

Weighted average Class B common shares outstanding
basic and diluted	9,637	9,528	9,598	9,504

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,
ASSETS	2011	2010	LIABILITIES & EQUITY	2011	2010
	(unaudited)	(audited)		(unaudited)	(audited)

Current assets	$208,229	$203,564	Current liabilities	$42,965	$46,268
Property, plant &
equipment, net	39,414	44,793	Noncurrent liabilities	13,406	10,571
Goodwill & intangibles	15,040	15,555
Other assets	14,768	13,260	Stockholders' equity	221,080	220,333

Total Assets	$277,451	$277,172	Total Liabilities & Equity	$277,451	$277,172

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended December 31, 2011				Twelve Months Ended December 31, 2011
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$1,084	$82	$0.00	$0.01	$7,396	$3,764	$0.28	$0.33
Restructuring charge	314	234	0.02	0.02	314	234	0.02	0.02
Severance costs	--	--	--	--	135	92	0.01	0.01
Litigation charges, net	--	--	--	--	3,071	2,961	0.24	0.25
(Gain) loss on disposal of property, plant and equipment	(97)	(60)	0.00	(0.01)	(93)	(58)	0.00	0.00
Costs associated with Pulse proxy initiative	--	--	--	--	267	166	0.01	0.01
Gain on sales of Pulse shares, net of tax	--	--	--	--	--	(74)	(0.01)	(0.01)

Non-GAAP measures(1)	$1,301	$256	$0.01	$0.02	$11,090	$7,085	$0.56	$0.61

	Three Months Ended December 31, 2010				Twelve Months Ended December 31, 2010
	Income from operations	Net (loss) earnings(2)	Net (loss) earnings per Class A common share - diluted(3)	Net (loss) earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$115	$(1,022)	$(0.09)	$(0.09)	$15,160	$13,649	$1.10	$1.18
Severance and plant closure costs	80	63	0.01	0.01	1,176	1,064	0.09	0.09
Litigation charge	8,103	8,042	0.66	0.69	8,103	8,042	0.66	0.69
Recovery of unauthorized stock issuance costs	(121)	(75)	(0.01)	(0.01)	(121)	(75)	(0.01)	(0.01)
Acquisition-related costs and inventory-related
purchase accounting adjustments	14	9	0.00	0.00	1,141	707	0.06	0.06
Gain on sale of property, plant and equipment	17	11	0.00	0.00	(352)	(299)	(0.02)	(0.03)
Expiration of tax statutes of limitations, net	--	(155)	(0.01)	(0.01)	--	(887)	(0.07)	(0.08)

Non-GAAP measures(1)	$8,208	$6,873	$0.56	$0.59	$25,107	$22,201	$1.80	$1.92

(1)       The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.
Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures.  Removal of gains and losses on sales of investments and real estate, tax benefits resulting from the expiration of tax statutes of limitations, and charges for severance, factory closure, amounts paid or reserved for lawsuits, restructuring, impairment of assets, unauthorized stock issuance costs, inventory-related purchase accounting adjustments and acquisition-related costs facilitates comparisons of our results among reporting periods.  We believe that such amounts are not reflective of the relevant business in the period in which the gain or charge is recorded for accounting purposes.

(2)       Net of income tax at effective rate in the applicable tax jurisdiction.

(3)       Individual amounts of earnings (loss) per share may not agree to the total due to rounding.